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                                  EXHIBIT 10.24

                               SEVERANCE AGREEMENT

      This Agreement is made and entered into this 31st day of July, 1997 (hereinafter the "Date of this Agreement") by and between Skyline Chili, Inc., an Ohio corporation (hereinafter the "Company") and Victor L. Peeples (hereinafter "Employee").

      WHEREAS, Employee's employment with the Company was terminated effective July 10, 1997 (the "Effective Termination Date").

      NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

      1. SEVERANCE AND CONSULTING PAYMENTS

            (a) Subject to the provisions of Paragraph 6 hereof, the Company will pay to Employee an amount equal to his current base salary for a period of twelve (12) months beginning July 11, 1997 and ending July 10, 1998. Such amounts shall be paid monthly in arrears on the eleventh day of the month. The cash payments provided for in this Paragraph 1 and related Severance Benefits provided for in Paragraph 3 shall be made to the Employee as a severance benefit in recognition of services to the Company and in connection with his services as an independent contractor consultant to the Company (if such services are requested). The Employee shall be solely responsible for and shall pay all federal, state and local taxes, charges and contributions imposed or assessed in connection with the cash payments and related Severance Benefits provided for in this Paragraph 1 and Paragraph 3, including estimated income and self-employment taxes.

            (b) In consideration of the payments described in Subparagraph 1(a) above, Employee will serve as an independent consultant to the Company through July 10, 1998. As an independent consultant, Employee will render such services of an advisory or consultative nature to the Company as the Company may reasonably request or direct, taking into consideration the demands of any future employment or business relationships entered into by Employee in any case the hours shall not exceed 20 hours a week. If Employee is unable to render such advisory or consultative services due to his death, disability or other reasons beyond his control, the Severance Benefits described in this Paragraph 1 and in Paragraph 3 of this Agreement shall continue to be provided, without deduction or set-off, to either the Employee or his estate.

      2. CONTINUATION OF MEDICAL BENEFITS

            Subject to the provisions of Paragraph 6 hereof, the Company will pay directly, or will reimburse Employee for, the actual costs of continuing coverage, for a period of twelve (12) months, through July 10, 1998 for Employee and his dependents under the comprehensive medical and health plan maintained
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by the Company for the benefit of the Company's officers and employees generally, pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). The Company and Employee agree to cooperate and to execute such notices, elections, and other forms or documentation as may be necessary to continue such comprehensive medical and health coverage under COBRA. If Employee and his dependents are determined beyond the control of the Company to be ineligible to receive continued coverage under COBRA, Employee may obtain, to the extent available, individual health insurance coverage, through July 10, 1998, for himself and his dependents, providing substantially the same benefits and the Company will reimburse him for the cost of such individual coverage up to a maximum of $2,000.00.

      3. BONUS

            (a) Subject to the provisions of Paragraph 6 hereof, Employee will be paid a cash payment equal to a pro rata share (through the Effective Termination Date) of his regular yearly bonus (if any) under the Company's Base Bonus Program. The amount of his bonus will be calculated and his payment equal to the pro rata share of such bonus paid at the time and in the manner it would have been calculated and paid if he had continued his employment with the Company (i.e. his normal bonus will be calculated in the regular manner, except the entire bonus will be based upon the achievement of Company objectives and not on achievement of Employee's personal management objectives, and then the amount of his pro rata share of such bonus will be calculated based upon the number of days he was employed by the Company during fiscal 1997).

            (b) Subject to the provisions of Paragraph 6 hereof, Employee will be paid a cash payment equal to a pro rata share (through the Effective Termination Date) of his regular yearly bonus (if any) under the Company's Stretch Bonus Program. The amount of his bonus will be calculated and his payment equal to the pro rata share of such bonus paid at the time and in the manner it would have been calculated and paid if he had continued his employment with the Company (i.e. his normal bonus will be calculated in the regular manner, except the entire bonus will be based upon the achievement of Company objectives and not on achievement of Employee's personal management objectives, and then the amount of his pro rata share of such bonus will be calculated based upon the number of days he was employed by the Company during fiscal 1997).

            (c) Employee shall be paid a cash amount equal to a pro rata share of the supplemental bonus, if any, that the Employee would have received under the terms of the Long Term Incentive Bonus Program being maintained by the Company and in effect for the 1997 fiscal year. The total supplemental bonus the Employee would have received shall be determined in the same manner it would have been determined if the Employee had continued his employment with the Company, except the total supplemental


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bonus shall be equal to the lesser of the Employee's individual share of the supplemental bonus pool: (i) at the end of the most recently completed accounting period prior to the Effective Termination Date, or (ii) at the end of the fiscal year in which the Effective Termination Date occurs. The pro rata share of the total supplemental bonus to be paid to the Employee pursuant to this Agreement shall be determined based upon the number of days the Employee was employed by the Company from the beginning of the period covered by the Long Term Incentive Bonus Program through the Effective Termination Date. The cash amount required by this Paragraph 3(c) shall be paid at the same time as the amount described in Paragraph 3(a).

      4. NON-DISCLOSURE

            (a) Ownership of Confidential Information. Employee acknowledges that all of the "Confidential Information" (as defined below) disclosed to or otherwise obtained by him is owned solely by the Company, will remain the exclusive property of the Company and constitutes valuable trade secrets of the Company. Employee acknowledges and agrees that the unauthorized use or disclosure of such Confidential Information would cause irreparable harm to the Company.

            (b) Non-disclosure. Employee agrees that he will never, directly or indirectly, use, disseminate, disclose, convert or appropriate any of the Company's Confidential Information, without the prior written consent of the Company.

            (c) Confidential Information. For purposes of this Agreement, the term Confidential Information will mean any of the Company's or its affiliates' trade secrets, secret data or data bases, scientific or technical information, procedures, formulas, recipes, marketing or business plans, financial information, lists of names and addresses, and all other information or matters of a confidential nature disclosed to or known by Employee as a consequence of or through his employment with the Company, affecting or relating to the Company's business, including without limitation the following, to the extent such information or matters are not known generally by the public or by the industry in which the Company is engaged:

                  (1) all information, whether oral or written, relating to the recipe or process for the manufacture of Skyline Chili or the manufacture of any other food item produced or sold by the Company, including the identity of the spices and ingredients and the proportions in which they are used, the identity of the spice and ingredient suppliers, and the actual cooking process;

                  (2) all of the Company's training, operations and development manuals;

                  (3) all information relating to the Company's program of accounting, identification schemes, management systems, techniques and business operations plans;


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                  (4)   all information relating to the Company's existing or
                        prospective franchisees or licensees, and all information relating to the development, marketing, licensing, selling and advertising of the Company's franchise rights and systems; and

                  (5) all other information and written material relating to the methods, procedures, techniques, distinctive trade dress, advertising and proprietary marks associated with the Company's business.

            (c) Non-retention of Materials. Employee represents and warrants that he has surrendered to the Company all documents, records, manuals, notes, memoranda, notebooks, price lists, customer lists, computer diskettes or other similar written or electronic documents containing Confidential Information which have been made available to or compiled by Employee, including all copies thereof, which are in Employee's possession or control, and that he has retained no copies thereof.

      5. COVENANT NOT TO COMPETE AND ADDITIONAL COVENANTS

            (a) In consideration of the benefits provided by the Company under Paragraphs 1, 2, and 3 hereof, Employee agrees that for the period from the Effective Termination Date until July 10, 1999, he will not, without the prior written consent of the Company, directly or indirectly, for himself, or on behalf of or in conjunction with, any person, corporation, partnership or other business entity:

                  (1) own, manage, operate, control, invest in, be employed by, participate in, or be connected in any manner with any business that develops, franchises, owns or operates restaurants that sell primarily chili, hot dogs with chili, chili-spaghetti, or related products, or that manufactures and sells primarily chili, chili-spaghetti, or related frozen grocery products (including but not limited to any of the business organizations or entities listed on Exhibit A attached to this Agreement, or any affiliate, franchisee, licensee or successor thereof) in any state in which the Company, its affiliates or its franchisees are operating restaurants, or in which the Company's frozen grocery products are sold; provided, however, nothing contained in this Agreement will be construed as restricting or prohibiting the Employee from: (i) engaging in any restaurant or food business not primarily involving the production or sale of chili; or (ii) investing in any business not managed or controlled by the Employee if an equity security of the business is registered under the Securities Exchange Act of 1934;

                  (2) divert or attempt to divert any business of the Company, its affiliates, or its franchisees, of the kinds or types engaged in by the Company, its affiliates, or its franchisees to any competitor; or

                  (3) seek to employ any person who is at that time or has been within the six (6) month period prior to that time employed by the Company or its affiliates, or induce such a person to leave his or her employment.


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            (b) In consideration of the benefits provided by Company under
Paragraphs 1, 2 and 3 hereof, Employee agrees that he will not do or perform any act or make any public statements that reasonably may be viewed as injurious or prejudicial to the Company's business, its present management, or the good will associated with the Company's products, names, trademarks, service marks, franchisees or licensees, or that reasonably may be viewed as calculated to cause adverse consequences to the Company or its present management.

      6. REMEDIES

            (a) If Employee materially breaches one or more of the covenants contained in Paragraphs 4 or 5 hereof, he will immediately forfeit his rights to any of the benefits described in Paragraphs 1, 2, 3 and 8 hereof, and he will become obligated to immediately repay to the Company any amounts paid to him under Paragraph 1 hereof prior to and through the date of the breach.

            (b) In addition, if either party materially breaches any provision of this Agreement, the parties acknowledge that the injured party will be entitled to seek temporary and permanent injunctive or other equitable relief hereunder, in addition to any other legal or equitable remedies the injured party may have.

      7. PROFIT SHARING AND DEFERRED COMPENSATION PLANS

            Employee's vested account balances, if any, in the Company's Profit Sharing Plan and Deferred Compensation Plan will be distributed to him in accordance with the terms and conditions set forth in the Plans.

      8. STOCK OPTIONS

            Subject to the provisions of Paragraph 6 hereof, Employee's stock option agreements are hereby amended to provide: (a) All options shall immediately vest; and (b) All options shall be exercisable until July 10, 1998, at which point they will expire.

      9. RELEASE OF COMPANY

            (a) For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee does hereby for himself and his heirs, executors, administrators, personal representatives, successors and assigns, release and forever discharge Skyline Chili, Inc., an Ohio corporation, its present and former subsidiaries, affiliates, directors, officers, employees, successors and assigns and their respective heirs, executors, administrators, personal representatives, successors and assigns (hereinafter "Skyline Releasees") from any and all debts, claims, demands, damages, actions, and causes of action whatsoever, known or unknown, whether in law or in equity, which Employee has or may have in any capacity against the Skyline Releasees for, upon, or by reason of any matter, cause or thing whatsoever


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occurring prior to the date of this Release. Employee's release of the Skyline
Releasees expressly includes, without limitation, all charges, claims or causes of action, including claims for attorney's fees, that Employee could assert under any state or federal laws prohibiting discrimination in employment on the basis of age, sex, race, religion, handicap, national original or any other grounds, including but not limited to claims under any expressed or implied contract of employment, any tort claim, any retaliation claim, the Age Discrimination in Employment Act of 1967 (as amended), the Older Workers Benefit Protection Act of 1990 (as amended), Title VII of the Civil Rights Act of 1964 (as amended), the Americans with Disabilities Act of 1990 (as amended), the Employee Retirement Income Security Act of 1974 (as amended), and Ohio Revised Code Chapter 4112.

            (b) Employee acknowledges that he has had an opportunity to consult with an attorney of his choice prior to signing this Agreement and signed this Agreement, knowingly, voluntarily and freely, and with such counsel as Employee deemed appropriate. Employee acknowledges that he is waiving the rights set forth in this Agreement for the consideration stated above. Employee has been informed as to what his entitlement would be; that he is not waiving any rights which arise after the date of execution of this Agreement; that Employee has been provided with a period of twenty-one (21) days in which to consider this Agreement and Employee acknowledges that such was a reasonable period of time; and that Employee has been informed that he has a period of seven (7) days following execution of this Agreement within which to revoke this Agreement which shall not become effective and enforceable until the revocation period has expired; provided, however, that any and all consideration paid to Employee hereunder shall be repaid to the Company as a condition precedent to the effectiveness of any such revocation.

            (c) Nothing contained in this Paragraph 9 shall be deemed to be a release or discharge of, or to otherwise affect, a party's rights and obligations created or contained in this Agreement.

      10. REPRESENTATIONS AND WARRANTIES BY EMPLOYEE

            (a) Employee acknowledges that this Agreement is written in a manner calculated to be understood by him and that Employee understands the content of this Agreement and its final and binding effect upon him.

            (b) Employee acknowledges that in signing this Agreement, he has not relied upon any representation or statement, written or oral, not set forth in this Agreement, and that his execution of this Agreement is of his own free will and volition. Employee further acknowledges that the only consideration for executing this Agreement is recited herein.

            (c) Employee acknowledges that he has been advised of and fully understands his right to discuss all aspects of this Agreement with an attorney of his choice (including without limitation, the


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Release of the Company set forth in Section 9), and if he desired to discuss this Agreement with an attorney, he has done so.

      12. MISCELLANEOUS

            (a) Entire Agreement. This Agreement and the other writings and agreements referred to herein or delivered in connection herewith contain the entire understanding of the parties with respect to its subject matter and supersede any prior understandings or oral or written agreements between the parties.

            (b) Amendment. This Agreement may be modified or amended only by a written instrument duly executed by the parties hereto.

            (c) Headings. The paragraph or subparagraph headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

            (d) Binding Effect. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Company and its successors and assigns and by Employee and his heirs, executors, personal representatives, successors and assigns.

            (e) Choice of Law; Venue. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Ohio. The parties hereto consent to exclusive jurisdiction and venue over any legal actions in connection herewith or in connection with Employee's present or former employment by the Company or termination thereof in the state or federal courts located in Hamilton County, Ohio.

            (f) Severability. (1) If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to any person or circumstance other than those to which it is held invalid, shall not be effected thereby. (2) Further, should any provision of this Agreement be held invalid or unenforceable by reason of an excessive scope, restriction or obligation, such provision shall be deemed reformed to provide for such scope, restriction or obligation to the fullest extent deemed not to be invalid or unenforceable.

            (g) Authorization. The execution, delivery and performance of this Agreement by the Company have been duly and validly authorized by the Company's Board of Directors.

            (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which when fully executed and delivered shall be considered an original, but all of which together shall constitute but one and the same instrument.


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                          SKYLINE CHILI, INC.

/s/ Victor L. Peeples                     By:/s/ Kevin R. McDonnell
---------------------                        ----------------------
VICTOR L. PEEPLES

                                          Its:  President, CEO


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                                    EXHIBIT A

The Chili Company
Chili Time
Gold Star Chili
Empress Chili
Dixie Chili

                                                                  INITIALS

                                                                  [ ] [ ]


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